Exhibit 99.2

RENNOVA HEALTH INTERVIEW

CEO SEAMUS LAGAN ON UPTICK NEWSWIRE SEPTEMBER 2022

Speakers: Everett Jolly and Seamus Lagan

Jolly: On today’s show I am bringing back a returning guest; he was on my show back in July of this year. I’m talking about no other than Rennova Health, Inc. They trade on the OTC Markets under the ticker symbol ‘RNVA’ and with us today is the CEO and he will bring us up to speed and has lots of great news for the Company, Mr. Seamus Lagan. Seamus, welcome back to the show.

Lagan: Everett, thank you. It is always good to participate.

Jolly: I was impressed looking at some of the news, and you put out an incredible 10-Q on August 15th with revenues dwarfing last year’s revenues. The first two quarters of this year, you accumulated around $3.6 million compared to around $928,000 the same time last year in 2021. I think you guys are starting to finally gain traction. Moving forward, it appears to me from the recent 10-Q that operations are now profitable. Do you think that is an accurate interpretation and do you expect to continue to have profitability for the operations moving forward?

Lagan: Everett, I believe so. Everybody is very well aware we have had a very difficult number of years - the past two, three, four years even. As you just pointed out, this year our revenues have improved and our operations are starting to pay their own way. We have had a couple of fairly significant hurdles to overcome and we did confirm earlier in the year that we had received the critical access designation for the hospital. So, I believe that we will have a continued profitability, small profitability, in our operations. Look, we still have the corporate overhead and some corporate debt to deal with but we’re in a much better position than we were six and twelve months ago.

Jolly: You came on the show in July around the 25th or 26th, then you put out a press release on the 30th about receiving your first Medicare payment. Extrapolate what that means to your company and, if you would, go a little bit further than that and explain to my audience how big that is for the organization.

Lagan: It was the critical access designation being granted to the hospital and in the simplest terms that creates a slightly higher reimbursement with your same cost basis. For a rural hospital, it is a very important hurdle to overcome. Our hope is that it secures the future of that hospital for the longer term. I think that everybody is well aware that we’ve invested many millions of dollars into these operations, so to finally have them starting to pay their own way and break even and make a small profit is a fabulous hurdle to get over.

Jolly: You have been on this show many many years. With that being said, you have mentioned the intention to build a mental and behavioral health division. Where are we at with those plans and when do you see that coming to fruition?

Lagan: We just recently, literally in the last two weeks, started an individual who will head up that division and will be the CEO of that division. He is finalizing the plan and reviewing the plan that we have started, checking the numbers if you like. We want to be very careful, Everett, at this stage of where we are. We want to be careful that we have an accurate projection of capital requirements and what we expect. We are quite excited about this division, and we think that this will give us a good growth opportunity in a sector where there is a massive need. And we have underutilized property that we can put to use to service this sector. So, as I said we are excited that we have finally hired someone to head it up. He has many years of experience in the behavioral health sector in a senior management position. So, looking forward to trying to get something off the ground before year-end and we do want to be very careful with our numbers, get the capital in place and do it properly.

Jolly: Could you give my listeners an update on the number of shares outstanding and confirm that there is no plan to do another reverse split in the near future?

Lagan: That is accurate. We do not have any plan in the near future to do a reverse split. Unfortunately, we have had to do reverse splits quite regularly in the past and we do have about 10 billion shares approximately issued and outstanding, but the authorized share capital is 250 billion. So, that gives us a lot of room for any of our investors who convert their debt or convertible shares. So, hopefully there will not be any need for a reverse split in the foreseeable future.

Jolly: Before I let you go, could you just give me and my listeners a little bit of a health check-up of where the company is at and how you feel that you have progressed over the last six to twelve months, and how you look to the future and how you see everything shaping up.

Lagan: The simple summary for that, Everett, is that I used the word stabilization many times on your show and I think we are at a point where we have stabilized our operations. We now need to figure how we regrow the company. The behavioral health division is an immediate next step. We are actively looking at opportunities for acquisition again and we are very confident that we have a good management team on the ground, as well as a good financial team. Our filing has been timely. So, we think that we are well positioned to start and regrow this company into something quite meaningful with fairly significant revenues and profitable going forward. We still have as I said earlier some corporate debt and legacy debt that we have to take care of but we have made a lot of progress over the last year and six months on all of those things and we look forward to what the future holds for us.

Jolly: The company that we are highlighting here on Stock Day is Rennova Health, Inc. They trade on the OTC Markets under the ticker symbol ‘RNVA’ and I want to thank you for coming back on the show. Hopefully, you come back in 30 to 40 days and give us an update. I love what I’m seeing on the 10-Q and I wish you nothing but the best in the future.

Lagan: Thank you very much, I appreciate the opportunity to get some information out to our shareholders and listeners.

2